EXHIBIT 10.3

Limited Liability Company Agreement

of

Laredo Royalty Incentive Plan, LLC

a Delaware Limited Liability Company

 As Of October 11, 2012

THE MEMBERSHIP INTERESTS (AS DEFINED HEREIN) GOVERNED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS.  SUCH MEMBERSHIP INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN AND IN THE OTHER INVESTMENT DOCUMENTS (AS DEFINED HEREIN).

i

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND CONSTRUCTION	1

Section 1.1	Definitions.	1
Section 1.2	Construction.	10

ARTICLE 2 ORGANIZATION	11

Section 2.1	Formation; Continuation.	11
Section 2.2	Name.	11
Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices.	11
Section 2.4	Purposes.	11
Section 2.5	Term.	11
Section 2.6	No State Law Partnership.	11
Section 2.7	Title to Company Assets; No Member Benefit.	11
Section 2.8	Fiscal Year.	12

ARTICLE 3 MEMBERS; UNITS	12

Section 3.1	Members.	12
Section 3.2	Units.	13
Section 3.3	No Other Persons Deemed Members.	14
Section 3.4	No Withdrawal.	14
Section 3.5	No Liability of Members.	14

ARTICLE 4 CAPITAL CONTRIBUTIONS	14

Section 4.1	Capital Contributions.	14
Section 4.2	Return of Capital Contributions.	14
Section 4.3	Advances by Members.	14
Section 4.4	Capital Accounts.	15

ARTICLE 5 DISTRIBUTIONS; ALLOCATIONS	15

Section 5.1	Regular Distributions.	15
Section 5.2	Tax Distributions.	16
Section 5.3	Allocations of Profits or Losses.	16
Section 5.4	Regulatory Allocations; Special Allocations.	17
Section 5.5	Curative Allocations.	18
Section 5.6	Income Tax Allocations.	18
Section 5.7	Other Allocation Rules.	19
Section 5.8	Limitation Upon Distributions.	19
Section 5.9	Withholding Authorized.	19

ARTICLE 6 TRANSFERS	19

Section 6.1	General Rules.	19
Section 6.2	Conditions to Transfers; Continued Applicability of Agreement.	20
Section 6.3	Cooperation.	21
Section 6.4	Regulatory Requirements.	21
Section 6.5	Repurchase Rights Upon Termination of Services.	21

ARTICLE 7 MANAGEMENT	23

Section 7.1	Management by Managing Member.	23
Section 7.2	Meetings of the Members.	23
Section 7.3	Officers.	24

ARTICLE 8 ADDITIONAL COVENANTS	24

Section 8.1	Reports.	24
Section 8.2	Inspection Rights.	24
Section 8.3	Confidentiality.	25

ARTICLE 9 EXCULPATION AND INDEMNIFICATION	25

Section 9.1	Exculpation.	25
Section 9.2	Indemnification.	26
Section 9.3	Advance Payment.	26
Section 9.4	Indemnification of Employees and Agents.	26
Section 9.5	Appearance as a Witness.	27
Section 9.6	Nonexclusivity of Rights.	27
Section 9.7	Insurance.	27

ARTICLE 10 TAXES; BANK ACCOUNTS	27

Section 10.1	Tax Returns.	27
Section 10.2	Tax Partnership.	27
Section 10.3	Tax Elections.	27
Section 10.4	Issuance of Equity Interests for Services.	28
Section 10.5	Tax Matters Member.	29
Section 10.6	Bank Accounts.	30

ARTICLE 11 DISSOLUTION, WINDING-UP AND TERMINATION	30

Section 11.1	Dissolution.	30
Section 11.2	Winding-Up and Termination.	30
Section 11.3	Deficit Capital Accounts.	32
Section 11.4	Certificate of Cancellation.	32

ARTICLE 12 GENERAL PROVISIONS	32

Section 12.1	Books.	32
Section 12.2	Offset.	32
Section 12.3	Notices.	32
Section 12.4	Entire Agreement; Supersedure.	32
Section 12.5	Effect of Waiver or Consent.	33
Section 12.6	Amendment or Restatement.	33
Section 12.7	Binding Effect.	33
Section 12.8	Governing Law; Submission to Jurisdiction.	33
Section 12.9	Severability.	34
Section 12.10	Further Assurances.	34
Section 12.11	Waiver of Certain Rights.	34
Section 12.12	Directly or Indirectly.	34
Section 12.13	Counterparts.	34
Section 12.14	No Third Party Beneficiaries.	34
Section 12.15	Survival of Rights and Obligations.	35

Exhibits:

Exhibit A	Form of Adoption Agreement	A-1
Exhibit B	Form of Restricted Common Unit Agreement	B-1

LIMITED LIABILITY COMPANY AGREEMENT
OF
LAREDO ROYALTY INCENTIVE PLAN, LLC

a Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) of Laredo Royalty Incentive Plan, a Delaware limited liability company (the “Company”), dated as of October 11, 2012 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by the Company, Laredo Oil, Inc., a Delaware corporation (“Laredo”)   and the other Members (as defined below) admitted to the Company as of the Effective Date.

WHEREAS, the Board of Directors of Laredo Oil, Inc. (the “Laredo Board”) has approved the Laredo Royalty Incentive Plan dated as of October 11, 2012 (the “Plan”), to provide incentives to certain executive officers and key employees of Laredo or any of its Subsidiaries or other Affiliates (each a “Related Party”); and

WHEREAS, as contemplated by the Plan, the Laredo Board has approved the formation of the Company by the filing of a Certificate of Formation under and pursuant to the Act, as amended to date (the “Certificate”) and the assignment and contribution by Laredo of the Incentive Plan Royalty (as defined in the Plan) to the Company pursuant to that certain Incentive Plan Royalty Assignment Agreement dated as of the Effective Date;

WHEREAS, the Board of Directors of Laredo may assign to the Company all or any party of the Additional Incentive Plan Royalty (as defined in the Plan) granted to Laredo in the future (together with the Incentive Plan Royalty, the “Plan Interests”), in accordance with the Plan and this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members and the Company hereby agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

Section 1.1Definitions.

(a)           In addition to terms defined in the body of this Agreement, capitalized terms used herein shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore (or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) with respect to such Member.

“Adverse Person” means any Person whom the Managing Member reasonably determines is a direct competitor or a potential direct competitor of the Company or any of its Subsidiaries.

“Affiliate” of a Person means any Person Controlling, Controlled by, or Under Common Control with such Person.

“Allocation Period” means a period commencing on the first day of each Fiscal Year and on any day in which an adjustment to the Book Value of the Company’s assets pursuant to clause (ii) of the definition of Book Value occurs and the prior Allocation Period shall terminate on the day immediately preceding the day of commencement of a new Allocation Period.

“Available Cash” means all revenues and other cash or cash equivalent amounts collected or received by the Company from any and all sources, less the sum of the following, to the extent paid or set aside by the Company:  (i) any outstanding indebtedness of the Company, including any advance made by the Managing Member in accordance with Section 4.3; (ii) all cash expenditures incurred in the operation of the Company’s business; and (iii) such Reserves as the Managing Member reasonably deems necessary for the proper operation of the Company’s business.

“Bona Fide Offer” means a written offer or definitive purchase agreement to purchase Units from a Member, which offer or definitive agreement is binding on the transferring Member and is subject to no conditions to closing relating to financing or due diligence.

“Book Liability Value” means with respect to any liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such liability in an arm’s-length transaction.  The Book Liability Value of each liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Book Values.

“Book Value” means, with respect to any property of the Company, such property’s adjusted basis for Federal income tax purposes, except as follows:

(i)           The initial Book Value of any property contributed by a Member to the Company shall be the Fair Market Value of such property as of the date of such contribution;

(ii)           The Book Values of all properties shall be adjusted to equal their respective Fair Market Values in connection with (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company or as consideration for the performance of services to or for the benefit of the Company, (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (C) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code, or (D) any other event to the extent determined by the Managing Member to be necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q);

(iii)           The Book Value of property distributed to a Member shall be the Fair Market Value of such property as of the date of such distribution;

(iv)           The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (vii) of the definition of Profits and Losses or Section 5.4(h); provided, however, Book Value shall not be adjusted pursuant to this clause (iv) to the extent the Managing Member reasonably determines that an adjustment pursuant to clause (ii) hereof is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (iv); and

(v)           If the Book Value of property has been determined or adjusted pursuant to clause (i), (ii), or (iv) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Section 5.3, Section 5.4 and Section 5.5.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in Austin, Texas are authorized by Law to close.

“Capital Account” means the Capital Account established and maintained for each Member pursuant to Section 4.4.

“Capital Contribution” means with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company by the Member.  Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

“Cause” means with respect to any Person, unless otherwise defined in an employment or other services agreement between such Person and Laredo or any Related Party (in which case the definition in such other agreement shall control):

(i)           A Person’s conviction of or plea of no contest to a felony which prevents such Person from effectively performing his duties or which adversely affects the reputation of Laredo;

(ii)           A Person’s willful misconduct or gross negligence in performing his duties to Laredo or any Related Party, in a manner that adversely affects Laredo; or

(iii)           A Person’s willful failure or refusal to perform his duties, after receipt of written notice of, and reasonable opportunity to cure, such failure or refusal to perform his or her duties to Laredo or any Related Party;

in each case in the preceding clauses (i) though (iii), as determined by the Managing Member.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.  All references herein to Sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Common Sharing Ratio” means, with respect to any Member holding Common Units, the ratio which the number of Common Units held of record by that Member bears to the total number of Common Units held of record by all Members at the time of such determination.

“Compensatory Membership Interest” means a Membership Interest that is described in Proposed Treasury Regulation Section 1.721-1(b)(3), or any successor provision.

“Control,” including the correlative terms “Controlling”, “Controlled by” and “Under Common Control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.  For the purposes of the preceding sentence, control shall be deemed to exist when a Person possesses, directly or indirectly, through one or more intermediaries (a) the right to elect or cause the election of a majority or more of the members of the board of directors, board of managers or similar governing board of such Person; (b) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (c) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); or (d) in the case of any other Person, more than 50% of the economic or beneficial interest therein.

“Cumulative Operating Tax Liability” means, with respect to any Member for any fiscal year, the product of (a) the Federal taxable income (other than taxable income incurred in connection with a Sale Transaction or a liquidation of the Company) allocated by the Company to such Member in such fiscal year and all prior fiscal years less the Federal taxable loss allocated by the Company to such Member in such fiscal year and all prior fiscal years, multiplied by (b) the highest applicable Federal income tax rate applicable to individuals (as adjusted for any phase out of such rate) with respect to the character of Federal taxable income or loss allocated by the Company to such Member (e.g., capital gains or losses, dividends, ordinary income, etc.).

“Curative Allocations” means the allocations pursuant to Section 5.5 of this Agreement.

“Depreciation” means, for each Allocation Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for Federal income tax purposes with respect to property for such Allocation Period, except that (i) with respect to any property the Book Value of which differs from its adjusted tax basis for Federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such Allocation Period shall be the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (ii) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Allocation Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Managing Member.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Entity” means any Person other than a natural person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

“Fair Market Value” means, with respect to any Units or assets of the Company, the fair market value of such property determined by the Managing Member; provided, however, that if such determination is made in connection with the repurchase of any Offered Units pursuant to Section 6.5, at the request of any other Person, the valuation of such Units or other assets of the Company shall instead be determined by an Independent Third Party appraiser designated by the Managing Member, with the costs of such valuation to be paid by such other Person unless such valuation is 5% or greater than the Managing Member’s initial determination as provided above.

“GAAP” means United States generally accepted accounting principles and policies as in effect from time to time.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, is not a Member or an officer, director or other Affiliate of Laredo or any Related Party.

 “Investment Documents” means this Agreement and any other document, instrument, certificate or agreement executed and delivered by a Member in connection with being admitted to the Company as a Member, including any Adoption Agreement or Restricted Common Unit Agreement, as applicable.

 “Involuntary Transfer” means a Transfer resulting from the death of a Person or another involuntary Transfer occurring by operation of law (including in connection with a divorce or bankruptcy proceeding).

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a governmental authority.

“Majority in Interest” means the holders of a majority of the Common Units issued and outstanding from time to time.

“Managing Member” means Laredo or its successors or assigns.

“Member” means any Person executing this Agreement as of the Effective Date as a Member or that is hereafter admitted to the Company as a Member as provided in this Agreement, but such term does not include any Person who has ceased to be a Member in the Company as provided in this Agreement.

“Membership Interest” means the interest of a Member, in its capacity as such, in the Company, including rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member and otherwise to participate in the management of the Company; and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member, which Membership Interest shall be evidenced in the form of Units held by such Member.

“Permitted Transfer” means, with respect to any Member, (1) any Involuntary Transfer and (2) any Transfer to (a) any parent, spouse, sibling, child or grandchild of such Member, (b) any trust, limited liability company, limited partnership or other entity having as its sole beneficiaries or owners such Member, any Persons described in clause (a) above or any combination of the foregoing, (c) any Transfer to partner, shareholder, member or beneficial owner of such Member, in each case, so long as such transferee is not an Adverse Person, (d) any Transfer to the Company, Laredo or any Related Party, or (e) any Transfer to any Person otherwise designated by the Managing Member as a “Permitted Transferee” in such Transfer.

“Person” means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Prime Rate” means the prime rate of interest quoted from time to time in The Wall Street Journal.

“Profits” or “Losses” means, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such Allocation Period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)           Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii)           In the event the Book Value of any asset is adjusted pursuant to clause (ii) or (iii) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv)           In the event the Book Liability Value of any liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i) is adjusted as required by this Agreement, the amount of such adjustment shall be treated as an item of loss (if the adjustment increases the Book Liability Value of such liability of the Company) or an item of gain (if the adjustment decreases the Book Liability Value of such liability of the Company) and shall be taken into account for purposes of computing Profits or Losses;

(v)           Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(vi)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Period;

(vii)           To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(viii)           Any items that are allocated pursuant to Section 5.4 or Section 5.5 shall not be taken into account in computing Profits and Losses.

“Profits Interests” means an interest in the Company that is classified as a partnership profits interest within the meaning of Revenue Procedures 93-27 and 2001-43 (or the corresponding requirements of any subsequent guidance promulgated by the Internal Revenue Service or other applicable Law.

“Regulatory Allocations” means the allocations pursuant to Section 5.4.

“Reserves” means funds set aside or amounts allocated to reserves which shall be maintained in amounts deemed sufficient by the Managing Member for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business.

“Sale Transaction” means any transaction or series of related transactions (whether such transaction occurs by a sale of assets, sale of Units or other Company interests, merger, conversion, recapitalization or other business combination) that, after giving effect thereto, results in (a) all or substantially all of the assets of the Company being held by an entity that is owned, less than 50%, by the record holders of Units immediately prior to such transaction, or (b) the record holders of the Units prior to such transaction having record ownership, directly or indirectly after the consummation of such transaction, of 50% or less (determined by the percentage of liquidating distributions the record holders of Units would receive upon a liquidation of the Company or other surviving entity immediately after consummation of such transaction) of the equity securities of the Company or other surviving company.

“Tax Distribution” means, with respect to any Member for any fiscal year, the excess, if any, of (i) the Cumulative Operating Tax Liability of such Member with respect to such fiscal year, over (ii) the amount of distributions made to such Member pursuant to Section 5.1 (other than Section 5.1(a) or Section 5.1(b)) during such fiscal year and all prior fiscal years plus the amount of distributions made to such Member pursuant to Section 5.2 with respect to all prior fiscal years.

“Transfer,” including the correlative terms “Transferring” or “Transferred”, means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law), of Units (or any interest (pecuniary or otherwise) therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Units are transferred or shifted to another Person.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

“Unvested Common Units” means Common Units that have not yet vested according to the vesting provisions of the applicable Restricted Common Unit Agreement.

“Vested Common Units” means Common Units that have vested in accordance with the terms of the Restricted Common Unit Agreement applicable thereto.

“Withdraw” means the resignation, withdrawal or retirement of a Member from the Company.  Such terms shall not include any Transfer of Units, even though the Member making a Transfer may cease to be a Member as a result of such Transfer.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Member	3.1(b)
Adoption Agreement	3.1(b)
Agreement	Preamble
authorized person	7.3
Certificate	Recitals
Common Units	3.2(a)
Company	Preamble
Assignment Agreement	3.1(a)
Dissolution Event	11.1(a)
Effective Date	Preamble
Excluded Liability	9.1
Fiscal Year	2.8
Former Service Member	6.5(a)(i)
including	1.2
Initial Members	3.1(a)
Laredo	Preamble
Laredo Board	Recitals
New Rules	10.4(b)
Offered Units	6.5(a)(i)
Officers	7.3
Plan	Recitals
Plan Interests	Recitals
Preferred Units	3.2(a)
Proceeding	9.2
Purchase Note	6.5(c)(ii)
Purchase Price	6.5(c)(i)
Regulatory Requirement	6.4
Related Party	Recitals

Repurchase Notice	6.5(a)(i)
Restricted Common Unit Agreement	3.1(a)
Series 1 Common Units	3.2(b)(ii)
Tax Matters Member	10.5(a)
Threshold Value	3.2(b)(ii)
Units	3.2(a)

Section 1.2       Construction.

Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to Articles and Sections refer to articles and sections of this Agreement;(c) references to Exhibits and Schedules are to exhibits and schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes; (d) references to money refer to legal currency of the United States of America; and (e) the word “including” means “including without limitation.”

ARTICLE 2
ORGANIZATION

Section 2.1Formation; Continuation.

The Company was organized as a limited liability company under the name “Laredo/SORC Incentive Plan Royalty, LLC” by the filing of the Certificate with the Secretary of State of the State of Delaware, in accordance with and pursuant to the Act.  The Company is hereby continued as a limited liability company under the Act.  All actions by any Member in making such filing are hereby ratified, adopted and approved.  The rights and liabilities of the Members will be determined pursuant to the Act and this Agreement.  To the extent that there is any conflict or inconsistency between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement control and take precedence.

Section 2.2Name.

Pursuant to the Certificate of Amendment to the Certificate, dated as of the Effective Date, the name of the Company is “Laredo Royalty Incentive Plan, LLC”, and all Company business must be conducted in that name or such other names that comply with Law and as the Managing Member may select.

Section 2.3Registered Office; Registered Agent; Principal Office; Other Offices.

The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law.  The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Law.  The principal office of the Company in the United States shall be at 111 Congress Avenue, Suite 400, Austin, Texas 78701 or such other place as the Managing Member may designate, which need not be in the State of Delaware.  The Company may have such other offices as the Managing Member may designate.

Section 2.4Purposes.

The purposes of the Company are to hold the Plan Interests (or any proceeds thereof or assets received in exchange or substitution thereof) on behalf of the Members and engage in any investment activity related thereto.

Section 2.5Term.

The existence of the Company commenced on the date of the filing of the Certificate, and the Company shall continue until the Certificate of Cancellation is filed in accordance with ARTICLE 11.

Section 2.6No State Law Partnership.

The Members do not intend for the Company to be a partnership (including a limited partnership) or joint venture, and no Member shall be a partner or joint venturer of any other Member by reason of this Agreement or any of the Investment Documents for any purpose other than for United States Federal and state income tax purposes, and this Agreement shall not be interpreted to provide otherwise.

Section 2.7Title to Company Assets; No Member Benefit.

Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, including the Plan Interests, shall be vested in the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in the Company’s assets or any portion thereof.  The credit and the assets of the Company shall be used solely for the benefit of the Company and shall not be used to further the personal gain of any Member.  No asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member.

Section 2.8Fiscal Year.

The fiscal year of the Company (the “Fiscal Year”) shall end on December 31 of each calendar year unless, for United States Federal income tax purposes, another fiscal year is required.  The Company shall have the same Fiscal Year for United States Federal income tax purposes and for accounting purposes.

ARTICLE 3
MEMBERS; UNITS

Section 3.1Members.

(a)           Initial Members.  As of the Effective Date, Laredo is hereby admitted to the Company as the Managing Member upon its execution and delivery to the Company of this Agreement and the Assignment Agreement related to the contribution of the initial Plan Interests to the Company (the “Assignment Agreement”). As of the Effective Date, each of the other persons listed on Schedule 1 hereto is hereby admitted to the Company as a Member upon his/her execution and delivery to the Company of a Restricted Common Unit Agreement, in substantially the form attached as Exhibit B (the “Restricted Common Unit Agreement), with respect to the grant of an award under the Plan.  The Members set forth in Schedule 1 as of the Effective Date are collectively referred to as the “Initial Members.”

(b)           Additional Members.  In addition to the Initial Members, the following Persons shall be admitted as Members without any further action by the Company, the Managing Member or any Member: (i) any Person to whom the Company issues Common Units after the Effective Date in compliance with this Agreement and pursuant to a Restricted Common Unit Agreement, and (ii) any Person to whom Units are Transferred by a Member so long as such Transfer is made in compliance with this Agreement and any applicable Restricted Common Unit Agreement and upon such Person’s execution and delivery to the Company of a an Adoption Agreement in the form attached as Exhibit C (the “Adoption Agreement) and such other agreements required hereunder or otherwise reasonably specified by the Managing Member (any such Person described in (i) or (ii) above, an “Additional Member”).  Admission of an Additional Member shall become effective on the date such Person’s name is recorded on the books and records of the Company, at which time Schedule 1 shall be updated to include each such Additional Member as a Member.

(c)           Cessation of Members.  Any Person admitted or deemed admitted as a Member pursuant to Section 3.1(a) or Section 3.1(b) shall cease to have the rights of a Member under this Agreement at such time that such Person is no longer a record owner of any Units (including as a result of the forfeiture of Unvested Common Units pursuant to the terms of the Restricted Common Unit Agreement governing such Units), but such Person shall remain bound by Section 8.4 and by the terms of any other applicable agreements with the Company.

Section 3.2Units.

(a)           Units; Voting Rights; Unit Certificates.  The Membership Interests of the Company have been divided into two classes of units referred to as “Preferred Units” and “Common Units”.  The Preferred Units and the Common Units are collectively referred to herein as the “Units.”  Except as otherwise provided in this Agreement or the Act, the holders of Preferred Units shall have one vote per Preferred Unit held of record thereby.  Notwithstanding anything in this Agreement to the contrary, the holder of a Common Unit shall not be entitled to vote such Common Unit on any matter except as may otherwise be required hereunder or under the Act.  Ownership of Units shall not be evidenced by Unit certificates.

(b)           Initial Unit Designations; Initial Issuances.

(i)           One (1) Preferred Unit is hereby authorized for issuance and such Preferred Unit shall be issued to Laredo pursuant to the Assignment Agreement as of the Effective Date.  The contribution of the initial Plan Interests as of the Effective Date has a Fair Market Value as set forth on Schedule 1.

(ii)           Ten thousand (10,000) Common Units are hereby authorized for issuance from time to time to the Participants under the Plan to reflect their awards thereunder.  No additional Common Units may be authorized without the approval of the Managing Member and a Majority in Interest.  Upon approval by the Managing Member, the issuance of Common Units shall be made pursuant to a Restricted Common Unit Agreement with the Person receiving such Common Units.  The Common Units will be Unvested Common Units upon issuance and shall vest or remain unvested in the manner and subject to the conditions set forth in the applicable Restricted Common Unit Agreement, at which time such Units will become Vested Common Units.  The Company shall not issue any Common Units to any Person who has not executed and delivered to the Company a Restricted Common Unit Agreement.  The Common Units will be issued for no consideration.  As of the Effective Date, 7,640 Common Units have been designated as “Series 1 Common Units” and the Company will issue such Series 1 Common Units to the persons listed on Schedule 1, in accordance with the terms of this Agreement and the Restricted Common Unit Agreements.  The Company may from time to time issue additional Series 1 Common Units and/or designate and issue additional series of Common Units (up to the aggregate number of authorized Common Units), each of which additional series shall be designated by a sequential number (Series 2, Series 3, etc.).  It is intended that the Series 1 Common Units will constitute Profits Interests.  Accordingly, the Series 1 Common Units have a Threshold Value and Capital Account of zero dollars ($0.00).  With respect to any subsequent series of Common Units issued that the Company intends to constitute Profits Interests, (i) the Managing Member shall designate a “Threshold Value” applicable to each such series of Common Units to the extent necessary to cause such series of Common Units to constitute Profits Interests, but not be less than zero, and (ii) the Capital Account associated with each such Common Unit in such series at the time of its issuance shall be equal to zero dollars ($0.00).  The Threshold Value for each additional series of Common Units shall equal the amount that would, in the reasonable determination of the Managing Member, be distributed pursuant to Section 5.1 with respect to each then outstanding Series 1 Common Unit if, immediately prior to the issuance of such additional series, all then-outstanding Common Units vested, the assets of the Company were sold for their Fair Market Values and the proceeds (net of any liabilities of the Company) were distributed pursuant to Section 5.1 (disregarding any limitation on distribution imposed by Section 5.9 and determined without regard to the last sentence of Section 5.2).  With respect to any Common Units in a series that the Company does not intend to constitute Profits Interests (i) the grant of such Common Units will be taxable to the recipient thereof in accordance with Section 83 of the Code, and (ii) the Capital Account associated with each such Common Units in such series at the time of issuance shall be as provided in Section 4.4(a)(iv).  In the event of forfeiture of any Common Units pursuant to a Restricted Common Unit Agreement, such Common Units shall be available for reissuance by the Company pursuant to this Section 3.2(b)(ii).  Schedule 1 shall be amended from time to time to reflect the names and addresses of the Members holding Common Units, the aggregate number of each series of Common Units held by each such Member and the Threshold Value, if any, of each series of Common Units issued after the date of this Agreement.

Section 3.3      No Other Persons Deemed Members.

Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to Units or a transferee of Units, whether voluntary, by operation of law or otherwise) shall be, or shall be considered, a Member.  The Company may elect to deal only with Persons so admitted as Members (including their duly authorized representatives).  Any distribution by the Company to the Person shown on the Company’s records as a Member or to its legal representatives, shall relieve the Company of all liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Member or for any other reason.

Section 3.4No Withdrawal.

A Member may not take any action to Withdraw as a Member voluntarily, and a Member may not be removed involuntarily, prior to the dissolution and winding up of the Company, other than as a result of a Permitted Transfer of all of such Member’s Units in accordance with ARTICLE 6 and each of the transferees of such Units being admitted as a Member.

Section 3.5No Liability of Members.

Except as otherwise provided under the Act, the debts, liabilities, contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts and other obligations of the Company, and no Member in its capacity as such shall be liable personally i) for any debts, liabilities, contracts or any other obligations of the Company, except to the extent and under the circumstances set forth in any non-waivable provision of the Act or in any separate written instrument signed by the applicable Member, or ii) for any debts, liabilities, contracts or other obligations of any other Member.  No Member shall have any responsibility to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, expect as expressly provided herein or required by any non-waivable provision of the Act.

ARTICLE 4
CAPITAL CONTRIBUTIONS

Section 4.1Capital Contributions.

As of the Effective Date, Laredo has made the initial Capital Contributions described in Section 3.2(b)(i), as set forth on Schedule 1.  No Member has any obligation to make any additional Capital Contribution to the Company.

Section 4.2Return of Capital Contributions.

Except as provided in ARTICLE 5, a Member is not entitled to the return of any part of its Capital Contributions prior to the Dissolution of the Company or to be paid interest in respect of either its Capital Account or its Capital Contributions at any time.  An unrepaid Capital Contribution is not a liability of the Company or of any Member.  A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

Section 4.3Advances by Managing Member.

The Managing Member may advance (as a loan and not as a Capital Contribution) monies to or on behalf of the Company or provide guarantees of indebtedness or other credit enhancements to the Company, in each case on such terms as the Managing Member may reasonably determine.  In the event that the Managing Member makes any payment with respect to any such guarantee or other credit enhancement, such payment shall be deemed to be an advance (as a loan and not as a Capital Contribution) of monies to or on behalf of the Company under this Agreement.

Section 4.4Capital Accounts.

(a)           A separate Capital Account will be maintained for each Member.  Each Member’s Capital Account will be increased by: (i) the amount of money contributed by such Member to the Company; (ii) the Fair Market Value of property contributed by such Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); (iii) allocations to such Member of Profits and other items of income and gain pursuant to Section 5.3, Section 5.4, and Section 5.5; (iv) in the case of a Member receiving a Compensatory Membership Interest, the amount included in the Member’s compensation income under Sections 83(a), 83(b) or 83(d)(2) of the Code, and (v) any other increases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv).  Each Member’s Capital Account will be decreased by: (i)  the amount of money distributed to such Member by the Company; (ii) the Fair Market Value of property distributed to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); (iii) allocations to such Member of Losses and other items of deduction and loss pursuant to Section 5.3, Section 5.4, and Section 5.5; and (iv) any other decreases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv).

(b)           In the event of a permitted sale or exchange of a Membership Interest the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest in accordance with Section 1.704-1(b)(2)(iv)(l) of the Treasury Regulations.

(c)           The manner in which Capital Accounts are to be maintained pursuant to this Section 4.4 is intended to comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder.  If the Managing Member determines that the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 4.4 should be modified in order to comply with Code Section 704(b) and the Treasury Regulations, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 4.4, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members as set forth in this Agreement.

ARTICLE 5
DISTRIBUTIONS; ALLOCATIONS

Section 5.1Regular Distributions.

Available Cash and other property shall be distributed to the Members solely at such times and in such amounts as the Managing Member shall determine, but no less than quarterly to the extent that Available Cash is available for distribution.  The cumulative amount of Available Cash and, if applicable, other property declared by the Managing Member to be available for distribution under this Section 5.1 (including, without limitation, as a result of a Sale Transaction, a recapitalization or a liquidation of the Company, subject to the provisions of Section 11.2) shall be distributed to the Members as follows:

(a)           Except as provided below, one hundred percent (100%) to the Members holding Common Units pro rata in proportion to their respective Common Sharing Ratios, provided that if one or more series of Common Units is issued with a Threshold Value greater than zero dollars ($0.00) each such series of Common Units shall be ignored for purposes of this Section 5.1(b) (and such series will not be entitled to receive distributions pursuant to this Section 5.1(b) until distributions have been made with respect to each Series 1 Common Unit after the issuance of such series equal to the Threshold Value of such series.

(b)           Notwithstanding the foregoing provisions, the Company shall retain any distributions pursuant to this Section 5.1 payable with respect to any Unvested Common Units in accordance with the terms of the Restricted Common Unit Agreement governing such Units.  In the event of the forfeiture of Unvested Common Units pursuant to the terms of the Restricted Common Unit Agreement governing such Units, such retained distributions shall be distributed to the holders of outstanding vested Common Units in accordance with Section 5.1.  In the event and to the extent Unvested Common Units with respect to which distributions have been retained pursuant to this Section 5.1(c) become Vested Common Units, the Members holding such Vested Common Units will, subject to Section 5.9, receive the distributions retained pursuant to this Section 5.1(c) related to the number of Unvested Common Units that have become Vested Common Units.

Section 5.2Tax Distributions.

Notwithstanding anything to the contrary in Section 5.1, the Company shall, subject to having sufficient Available Cash, make distributions to each Member to the extent of the required Tax Distribution, if any, of such Member for such fiscal year.  If the Managing Member so determines, the Company may make distributions on a quarterly basis based upon estimates of the required Tax Distribution in a manner sufficient to permit the Members to satisfy their quarterly estimated tax payment obligations.  Any distributions made pursuant to this Section 5.2 to a Member shall be treated as an advance payment of, and shall reduce, the amounts otherwise distributable to such Member pursuant to Section 5.1 in subsequent distributions.

Section 5.3Allocations of Profits or Losses.

After giving effect to the allocations in Section 5.4 and Section 5.5 and subject to Section 11.2(d), Profits and Losses (and to the extent necessary to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includable in the computation of Profits and Losses) for each Allocation Period shall be allocated among the Members during such Allocation Period, in such a manner as shall cause the Capital Accounts of the Members (as adjusted to reflect all Regulatory Allocations and all distributions through the end of such Allocation Period) to equal, as nearly as possible, (a) the amount such Members would receive if all assets of the Company on hand at the end of such Allocation Period were sold for cash equal to their Fair Market Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities), all Unvested Common Units became Vested Common Units, and all remaining or resulting cash (including any amounts withheld pursuant to Section 5.1(c)) were distributed to the Members pursuant to Section 5.1 minus (b) the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 5.4Regulatory Allocations; Special Allocations.

The following allocations shall be made in the following order:

(a)           Notwithstanding Section 5.3, no Losses shall be allocated to any Member to the extent that such allocation would cause such Member to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of such Allocation Period.  All Losses in excess of the limitation set forth in this Section 5.4(a) shall be allocated to the Members who do not have a deficit balance in their Adjusted Capital Accounts in proportion to their relative positive Adjusted Capital Accounts but only to the extent that such Losses do not cause any such Member to have a deficit in its Adjusted Capital Account.

(b)           In the event that any Member has a negative Adjusted Capital Account at the end of any Allocation Period, such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided, however, that an allocation pursuant to this Section 5.4(b) shall be made only if and to the extent that such Member would have a negative Adjusted Capital Account after all other allocations provided for in this Section 5.4 have been tentatively made as if this Section 5.4(b) were not in this Agreement.

(c)           To the extent an adjustment to the adjusted tax basis of any Company properties pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Section applies, or to the Member to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

(d)           If any holder of Common Units forfeits all or a portion of such Units, such holder shall be allocated items of loss and deduction in the year of such forfeiture in an amount equal to the portion of such holder’s Capital Account attributable to such forfeited Units.  If there are insufficient items of loss and deduction to fully eliminate the Capital Account balances relating to such forfeited Units, the remaining Capital Account balance with respect to such forfeited Units shall be apportioned among the Members in the manner that the Managing Member reasonably determines reflects the rights of the Members under Section 5.1, and following such apportionment, the Managing Member may make adjustments to the allocations of Profits and Losses necessary to properly reflect such apportionment.  To the extent that Internal Revenue Service guidance issued after the date hereof requires or allows special allocations with respect to the forfeiture of unvested Membership Interests, the Managing Member may modify this Agreement to adopt such allocations.

Section 5.5Curative Allocations.

The Regulatory Allocations are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2.  The Regulatory Allocations may be inconsistent with the manner in which the Members intend to divide Company distributions.  Accordingly, the Managing Member is authorized to divide other allocations of Profits, Losses, and other items among the Members, to the extent that they exist, so that the net amount of the Regulatory Allocations and the Curative Allocations to each Member is zero dollars ($0.00).  The Managing Member will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations.

Section 5.6Income Tax Allocations.

(a)           All items of income, gain, loss and deduction for Federal income tax purposes shall be allocated in the same manner as the corresponding item of Profits and Losses is allocated, except as otherwise provided in this Section 5.6.

(b)           In accordance with Code Section 704(c) and the applicable Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial Book Value.  In the event the Book Value of any property is adjusted pursuant to clause (ii) or (iv) of the definition of Book Value, subsequent allocations of income, gain, loss, and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for Federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the applicable Regulations thereunder.  For purposes of the allocations pursuant to this Section 5.6(b), the Company shall elect the remedial allocation method described in Treasury Regulation Section 1.704-3(d) or such other allocation method as is determined by the Managing Member.

(c)           Any iii) recapture of depreciation, depletion, intangible drilling costs or any other item of deduction shall be allocated, in accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations), and iv) recapture of credits shall be allocated to the Members in accordance with applicable law.

(d)           Allocations pursuant to this Section 5.6 are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

Section 5.7     Other Allocation Rules.

(a)           All items of income, gain, loss, deduction and credit allocable to a Membership Interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as the owner of such Membership Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the regulations thereunder.

Section 5.8Limitation Upon Distributions.

No distribution shall be declared and paid (a) unless, after the distribution is made, the Fair Market Value of the Company’s assets is at least equal to all of the Company’s liabilities or (b) if the declaration or payment would cause the Company or any of its Subsidiaries to breach any material agreement.

Section 5.9Withholding Authorized.

The Company is authorized to withhold from distributions to a Member, or with respect to allocations to a Member, and to pay over to a foreign, Federal, state or local government, any amounts required to be withheld pursuant to the Code or any provisions of any other foreign, Federal, state or local law.  All amounts withheld with respect to any payment or distribution to a Member shall be treated as amounts distributed to that Member.

ARTICLE 6
TRANSFERS

Section 6.1General Rules.

(a)           No Member may Transfer all or any portion of its Units other than in accordance with the terms of this ARTICLE 6, and any attempted Transfer that is not in accordance with this ARTICLE 6 shall be, and is hereby declared, null and void ab initio.

(b)           Except for a Permitted Transfer, no Member may Transfer all or any portion of its Units to any Person without the prior written consent of the Managing Member, and in no event shall a Member Transfer all or any portion of its Units to an Adverse Person unless in connection with a Sale Transaction approved by the Managing Member.

(c)           No Member may Transfer any Common Units as long as they are Unvested Common Units.

(d)           No Member shall Transfer all or any of his or its Units (i) if such Transfer would subject the Company to the reporting requirements of the Exchange Act or (ii) if such Transfer would cause the Company to lose its status as a partnership for Federal income tax purposes or cause the Company to be classified as a “publicly traded partnership” within the meaning of Code Section 7704.

(e)           The Members agree that a breach of the provisions of this ARTICLE 6 may cause irreparable injury to the Company and the Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Person to comply with such provisions and (ii) the uniqueness of the Company’s purpose and the relationship among the Members.  Accordingly, the Members agree that the provisions of this ARTICLE 6 may be enforced by specific performance or injunction.

Section 6.2Conditions to Transfers; Continued Applicability of Agreement.

(a)           As a condition to any Transfer permitted under this Agreement (including Permitted Transfers), any transferee of Units shall be required to become a party to this Agreement, by executing (together with such Person’s spouse, if applicable) an Adoption Agreement.  If any Person acquires Units from a Member in a Transfer, notwithstanding such Person’s failure to execute an Adoption Agreement in accordance with the preceding sentence (whether such Transfer resulted by operation of law or otherwise), such Person and such Units shall be subject to this Agreement as if such Units were still held by the transferor.

(b)           No Units may be Transferred by a Person (other than pursuant to an effective registration statement under the Securities Act or pursuant to a Permitted Transfer) unless the transferee first delivers to the Company, at the transferring Member’s sole cost and expense, evidence reasonably satisfactory to the Company (such as an opinion of counsel) to the effect that such Transfer is not required to be registered under the Securities Act.

Section 6.3     Cooperation.

Subject to the other terms of this ARTICLE 6, if any Member desires to Transfer any Units held thereby, at the request thereof, the Company will cooperate in all reasonable respects to assist such Member with such proposed Transfer (so long as it is not to an Adverse Person), which cooperation will include the Company furnishing the proposed transferee information, including confidential information, about the Company and making the Company’s executive personnel and site Managing Members available to answer questions; provided, however, that the Company shall not be required to furnish confidential information to the proposed transferee until the proposed transferee has entered into a customary non-disclosure agreement in form satisfactory to the Company.  The requesting Member shall reimburse the Company for its reasonable out-of-pocket expenses incurred in connection with the cooperation provided by the Company pursuant to this Section 6.3.

Section 6.4Regulatory Requirements.

 Notwithstanding anything else set forth herein to the contrary, in the event of any reasonable determination in good faith by the Managing Member that, by reason of any existing or future Federal or state rule, regulation, guideline, order, request or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a “Regulatory Requirement”), any Member is effectively restricted or prohibited from holding any of the Units then held by such Member, the Company and the other Members shall use reasonable good faith efforts to take such action as they may determine is reasonably necessary and appropriate to permit such Member to Transfer the Units to comply with such Regulatory Requirement.

Section 6.5Repurchase Rights Upon Termination of Services.

(a)           Repurchase Upon Termination of Services.

(i)           If a Member’s employment with Laredo or any Related Party is terminated by Laredo or such Related Party or if such Service Member otherwise ceases to provide services to Laredo or such Related Party for any other reason (a “Former Service Member”), the Company shall have the right to repurchase all or any portion of such Former Service Member’s Units (to the extent such Units have not otherwise been forfeited under any applicable Restricted Common Unit Agreement), including any Units previously Transferred pursuant to a Permitted Transfer (collectively, the “Offered Units”), by providing written notice to such Former Service Member within ninety (90) days after such termination setting forth the number of Offered Units the Company desires to repurchase (the “Repurchase Notice”).

(ii)           Whatever portion of the Offered Units is not purchased by the Company shall continue to be subject to the provisions of this Agreement including, but not limited to, the Transfer restrictions set forth in this ARTICLE 6.

(b)           Assignment of the Right to Repurchase.  The Company shall have the right to assign its right to purchase any Offered Units pursuant to this Section 6.5 to Laredo or any Related Party without the consent of any other Member, and all references to the Company in this Section 6.5 shall be deemed to refer to such assignee(s).

(c)           Purchase Price.

(i)           The purchase price per Offered Unit (the “Purchase Price”) to be paid by the Company pursuant to the purchase rights set forth in this Section 6.5  shall be equal to the aggregate distributions that would be made with respect to such Unit had the Company been sold at the Fair Market Value and the aggregate consideration been distributed under Section 11.2 of this Agreement.

(ii)           The Company shall have the right to pay the Purchase Price for such Units by issuing a promissory note (the “Purchase Note”) which shall bear interest from the closing date of the purchase until paid at a rate equal to the Prime Rate on the closing date.  All outstanding principal and accrued but unpaid interest on the Purchase Note shall be due and payable upon the closing of a Sale Transaction; provided, however, that the Company shall have the right to prepay any amount outstanding under the Note at any time, without premium or penalty, and shall be obligated to make such payments equal to the amount of the distributions that would have otherwise been made to the holder of the purchased Units in the absence of such repurchase by the Company.

(d)           Closing of Repurchase.

(i)           The closing of the purchase and sale of any Offered Units pursuant to this Section 6.5 shall be held on such date and at such time as is specified in the Repurchase Notice; provided, however, that the date so specified shall be no more than 60 nor less than 10 days after the date of such Repurchase Notice.  The closing shall take place at the principal office of the Company or at such other location as may be mutually agreed upon by the Company and the Former Service Member and/or such other Persons from which the Offered Units are to be purchased. At the closing, each seller of Units shall deliver a stock powers duly executed in blank or otherwise in form acceptable for transfer on the books of the Company, and the Company shall pay to each seller of Units an amount in cash equal to the Purchase Price for such Offered Units, or such other consideration as specified by this Agreement.  Each seller of Offered Units shall cooperate in good faith with the Company in connection with the closing.

(ii)           If the Company shall make available, at the time and place and in the amount, manner and form provided in this Agreement, the consideration for the Units to be repurchased in accordance with the provisions of this Agreement, then from and after such time, the seller shall no longer have any rights as a holder of such Units (other than the right to receive payment of such consideration in accordance with this Agreement), and such Units shall be deemed purchased in accordance with the applicable provisions of this Agreement and the Purchaser shall be deemed the owner and holder of such Units, whether or not the certificates for such Units have been delivered as required by this Agreement.

ARTICLE 7
MANAGEMENT

Section 7.1Management by Managing Member.

The management of the Company is fully reserved to the Managing Member.  The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member, who shall make all decisions and take all actions for the Company.

Section 7.2Meetings of the Members.

(a)           Place of Meetings.  All meetings of the Members shall be held at the principal office of the Company, or at such other place within or without the State of Delaware as shall be specified or fixed in the notices (or waivers of notice) thereof.

(b)           Quorum; Required Vote for Member Action; Adjournment of Meetings.  Except as expressly provided otherwise by this Agreement, the holders of a majority of the Preferred Units, present in person or represented by proxy thereat, shall constitute a quorum at any meeting of the Members for the transaction of business, and the affirmative vote of the holders of a majority of the Preferred Units so entitled to vote and present or represented at such meeting by proxy, voting together as a single class, at which a quorum is present shall constitute the act of the Members.  The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of sufficient Members to destroy the quorum.

(c)           Non-Voting Members.  Notwithstanding anything to the contrary in this Section 7.2, to the maximum extent permitted by Law, the Managing Member is only required to send notices of meetings to Members entitled to vote at such meetings.

Section 7.3     Officers.

The Managing Member may appoint certain agents of the Company to be referred to as “officers” of the Company (and “Officers” in this Agreement) and designate such titles (such as Chief Executive Officer, President, Vice President, Secretary and Treasurer) as are customary for corporations under Delaware Law, and such Officers shall have the power, authority and duties described by resolution of the Managing Member or as is customary for each such position.  In addition to or in lieu of Officers, the Managing Member may authorize any Person to take any action or perform any duties on behalf of the Company (including any action or duty reserved to any particular Officer) and any such Person may be referred to as an “authorized person.”  An employee or other agent of the Company shall not be an authorized person unless specifically appointed as such by the Managing Member.  Officers are not “Managing Members,” as that term is used in the Act.  The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Managing Member.  Any officer may be removed as such, either with or without cause, by the Managing Member.  Designation of an officer shall not of itself create contract rights.

ARTICLE 8
ADDITIONAL COVENANTS

Section 8.1Reports.

Except as expressly stated otherwise, the Company shall deliver the following reports and information to each Member:

(a)           As soon as available and in any event within 120 days after the end of each fiscal year, an unaudited balance sheet of the Company as of the end of such fiscal year and the related unaudited statements of income, cash flows and reconciliation of capital accounts for such fiscal year, prepared in accordance with GAAP applied on a consistent basis.

(b)           As soon as available and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year, an unaudited balance sheet of the Company as of the end of such fiscal quarter and the related unaudited statements of operations, members’ equity and cash flows for such fiscal quarter (in each case, which shall be subject to revision at the end of the applicable fiscal year).

Section 8.2Inspection Rights.

Any Member or its duly authorized representatives shall be permitted, during normal business hours and upon reasonable advance notice to the Company, to inspect the books, records, contracts and agreements of the Company for any proper purpose and make copies thereof.  All costs incurred in such inspection will be borne by the requesting Member.

Section 8.3Confidentiality.

The Members acknowledge that they may receive information from or regarding the Company, Laredo and any Related Party, the other Members, or Affiliates of any of the foregoing in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company, any of its Subsidiaries (including Persons with whom they may conduct business), the other Members, or Affiliates of any of the foregoing.  Each Member shall hold in confidence and not disclose any information it receives regarding the Company, Laredo and any Related Party (including Persons with whom they may conduct business), the other Members, or Affiliates of any of the foregoing that is identified as confidential and may not disclose it to any Person other than another Member except for disclosures (a) compelled by law or required or requested by subpoena or request from a court, regulator or a stock exchange (but the Member shall notify the Company or the Member affected by such disclosure, as applicable, promptly of any request for that information before disclosing it if practicable, and shall disclose only that portion of such information required to be disclosed and shall use all reasonable efforts to preserve the confidentiality thereof), (b) to Affiliates, advisers or representatives of the Member (provided that such Affiliates, advisors, or representatives are informed of the confidential nature of such information, and that the disclosing Member remains liable for any breach by its Affiliates, advisors and/or representatives), (c) of information that the Member also has received from a source independent of the Company, Laredo or any Related Party, other Member, or Affiliates of any of the foregoing, as applicable, that the Member reasonably believes obtained that information without breach of any obligation of confidentiality, (d) to any Person to which such Member Transfers or offers to Transfer any of its Units in compliance with this Agreement so long as the Transferring party first obtains a confidentiality agreement executed by the proposed transferee, in form reasonably acceptable to the Company, (e) of information in connection with litigation against the Company or any Member to which the disclosing Member is a party (but the Member shall notify the Company or the Member affected by such disclosure, as applicable, as promptly as practicable prior to making such disclosure, if practicable, and shall disclose only that portion of such information required to be disclosed and shall use all reasonable efforts to preserve the confidentiality thereof), or (f) permitted by the Company or Member affected by such disclosure, as applicable.  The Members agree that breach of the provisions of this Section 8.3 may cause irreparable injury to the Company or the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provisions and (ii) the uniqueness of the Company’s and each other Member’s business and the confidential nature of the information described in this Section 8.3.  Accordingly, the Members agree that the provisions of this Section 8.3 may be enforced by specific performance or injunction.

ARTICLE 9
EXCULPATION AND INDEMNIFICATION

Section 9.1Exculpation.

No Person who is or was a Managing Member, Officer or authorized person of the Company shall be liable to the Company or any Member for monetary damages arising from any actions taken, or actions failed to be taken, in his or her capacity as such except for (a) liability for acts or omissions that are not in good faith, that are performed or omitted fraudulently or constitute gross negligence or willful misconduct or that involve a knowing violation of Law or a material breach of an obligation to a prior employer, (b) liability with respect to any transaction from which such Person derived an improper personal benefit and (c)  liability from any breach of such Person’s duty of loyalty to the Company, in each case described in clauses (a), (b), and (c) preceding, as determined by a final, nonappealable order of a court of competent jurisdiction (each an “Excluded Liability”).  Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by Law, the Company or any Member, as applicable, shall bear the burden of establishing a prima facie case that a Managing Member, Officer or other authorized person breached the standard of care set forth above in this Section 9.1.  In addition, by resolution of the Managing Member, the Company may, but is not obligated to, exculpate any employee or agent of the Company to the same degree that a Managing Member, Officer or other authorized person is exculpated under this Section 9.1.

Section 9.2Indemnification.

Subject to the limitations set forth in this ARTICLE 9, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he is or was acting as a Managing Member, Officer or authorized person of the Company shall be, except as permitted below in this Section 9.2, indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said Law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such Person in connection with such Proceeding, and indemnification under this ARTICLE 9 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder and shall inure to the benefit of its, his or her successors, heirs, executors and personal representatives.  Notwithstanding anything to the contrary in this Section 9.2, a Person shall not be entitled to indemnification hereunder for any Excluded Liability or, with respect to any other matter for which such Person seeks indemnification, if it is determined by a nonappealable order of a court of competent jurisdiction that such Person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 9.3Advance Payment.

The right to indemnification conferred in this ARTICLE 9 shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person entitled to be indemnified under Section 9.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of its good faith belief that it has met the standard of conduct necessary for indemnification under this ARTICLE 9 and a written undertaking, by such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this ARTICLE 9 or otherwise.

Section 9.4Indemnification of Employees and Agents.

The Company, by adoption of a resolution of the Managing Member or entry into a written indemnification agreement approved by the Managing Member, may, but shall not be obligated to, indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to any Person acting as a Managing Member, Officer or other authorized person of the Company under this ARTICLE 9.

Section 9.5  Appearance as a Witness.

Notwithstanding any other provision of this ARTICLE 9, the Company may, by adoption of a resolution of the Managing Member, pay or reimburse expenses incurred by a Managing Member, Officer or other authorized person of the Company in connection with its appearance as a witness or other participation in a Proceeding at a time when it is not a named defendant or respondent in the Proceeding.

Section 9.6  Nonexclusivity of Rights.

The right to indemnification and the advancement and payment of expenses conferred in this ARTICLE 9 shall not be exclusive of any other right that a Person indemnified pursuant to this ARTICLE 9 may have or hereafter acquire by vote of the Managing Member.

Section 9.7  Insurance.

The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Managing Member, Officer, authorized person, employee or agent of the Company or is or was serving at the request of the Company as a member, Managing Member, Managing Member, officer, partner, venturer, proprietor, trustee, employee, authorized person, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this ARTICLE 9.

ARTICLE 10
TAXES; BANK ACCOUNTS

Section 10.1Tax Returns.

The Company shall prepare and timely file all Federal, state and local tax returns required to be filed by the Company.  Unless otherwise agreed by the Managing Member, any income tax return of the Company shall be prepared by the Accounting Firm.  Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed.  The Company shall deliver a Schedule K-1 to each of the Members as soon as practicable after the close of each taxable year, together with such additional information as may be required by the Members in order for the Members to file their individual returns reflecting the Company’s operations.  The Company shall use its reasonable efforts to provide the items described in the preceding sentence to the Members on or before April 5th of each year.  The Company shall bear the costs of the preparation and filing of its returns.

Section 10.2Tax Partnership.

The Members acknowledge that the Company shall be classified as a partnership for Federal income tax purposes and will not otherwise characterize the Company for purposes of any Federal tax returns, statements or reports filed by them or their Affiliates, and this Agreement shall be interpreted accordingly.

Section 10.3Tax Elections.

The Company shall make the following elections on the appropriate tax returns:

(a)           to adopt, as the Company’s fiscal year, the calendar year or such other fiscal period as the Tax Matters Member designates;

(b)           to adopt the accrual method of accounting and to keep the Company’s books and records on the income-tax method unless the cash method of accounting is available and the Tax Matters Member designates the cash method of accounting for use by the Company;

(c)           if a distribution of the Company’s property as described in Code Section 734 occurs or a Transfer of Units as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of Company’s properties;

(d)           to elect to amortize the organizational expenses of the Company ratably over a period of 180 months as permitted by Code Section 709(b);

(e)           any election that would ensure that the Company will be treated as a partnership for Federal income tax purposes; and

(f)           any other election the Managing Member may deem appropriate and in the best interests of the Members.

Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law and no provision of this Agreement shall be construed to sanction or approve such an election.

Section 10.4Issuance of Equity Interests for Services.

(a)           Each Member who acquires Common Units agrees to consult with such Member’s tax advisor to determine the tax consequences of such acquisition and the advisability of filing an election under Code Section 83(b). Each member who acquires Common Units that are intended to constitute Profits Interests in accordance with Section 3.2(b)(iii) acknowledges and agrees to make an election under Code Section 83(b). Each such Member acknowledges that it is the sole responsibility of such Member, and not the Company, to file the election under Code Section 83(b) even if such Member requests the Company or its Representatives to assist in making such filing. Each such Member agrees to provide, on or before the due date for filing of such election, proof that such election has or will be filed timely.

(b)           The Company will follow the proposed Treasury Regulations that were issued on May 24, 2005 regarding the issuance of partnership equity for services (including Proposed Treasury Regulation Sections 1.83-3, 1.83-6, 1.704-1, 1.706-3, 1.721-1 and 1.761-1), as such regulations may be subsequently amended, upon the issuance of Common Units or other equity membership interests or options issued for services rendered or to be rendered to or for the benefit of the Company, until final Treasury Regulations regarding these matters are issued.  In furtherance of the foregoing, the definition of Capital Accounts and Book Value, and the allocations of Profits and Losses of the Company shall be made in a manner that is consistent with the proposed Treasury Regulations, including without limitation, Proposed Treasury Regulation Section 1.704-1(b)(4)(xii).  If the provisions of the proposed Treasury Regulations and the proposed Revenue Procedure described in IRS Notice 2005-43, or provisions similar thereto, are adopted as final (or temporary) rules (the “New Rules”), the Managing Member is authorized to make such amendments to this Agreement (including provision for any safe harbor election authorized by the New Rules) as the Managing Member may determine to be necessary or advisable.

Section 10.5Tax Matters Member.

(a)           Designation by the Managing Member.  The “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code shall be the Managing Member, or such other Person designated as such by the Managing Member from time to time.  Any Member who is designated as the “tax matters partner” is referred to herein as the “Tax Matters Member.”  The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a “notice partner” within the meaning of Section 6231(a)(8) of the Code.  The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.

(b)           Duties and Obligations.  The Tax Matters Member shall take no action without the authorization of the Managing Member, other than such action as may be required by Law.  Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.  The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Managing Member.  The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the consent of such Member.  Any Member that enters into a settlement agreement with respect to any Company item (within the meaning of Code Section 6231(a)(3)) shall notify the other Members of such settlement agreement and its terms within 30 days after the date of the settlement.

(c)           Requests for Administrative Adjustments by Members.  No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members.  If the Managing Member consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members.  If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf.  Any Member intending to file a petition under Code Sections 6226, 6228 or any other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding.  In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

(d)           Notice of Inconsistent Treatment.  If any Member intends to file a notice of inconsistent treatment under Code Section 6222(b), such Member shall give reasonable notice under the circumstances to the other Members of such intent and the manner in which the Member’s intended treatment of an item is (or may be) inconsistent with the treatment of that item by the other Members.

Section 10.6Bank Accounts.

The Company may establish one or more separate bank and investment accounts and arrangements, which shall be maintained in the Company’s name with financial institutions and firms that the Managing Member may determine.  The Company shall not commingle the Company’s funds with the funds of any Member.

ARTICLE 11
DISSOLUTION, WINDING-UP AND TERMINATION

Section 11.1Dissolution.

(a)           General.  Subject to Section 11.1(b), the Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a “Dissolution Event”), and no other event shall cause the Company’s dissolution:

(i)           The Sale of the Company;

(ii)          the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(iii)         any other reason approved by the Managing Member.

(b)           Continuance of the Company.  To the maximum extent permitted by the Act, the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member shall not constitute a Dissolution Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Company shall be continued without dissolution.

Section 11.2Winding-Up and Termination.

On the occurrence of a Dissolution Event, the Managing Member may select one or more Persons to act as liquidator or may itself act as liquidator.  The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act.  The costs of winding up shall be borne as a Company expense, including reasonable compensation to the liquidator if approved by the Managing Member.  Until final distribution, the liquidator shall continue to operate the Company assets with all of the power and authority of the Managing Member.  The actions to be taken and the steps to be accomplished by the liquidator are as follows:

(a)           Accounting.  As promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by the Accounting Firm of the Company’s assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable.

(b)           Satisfaction of Obligations.  The liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up and any advances described in Section 4.3); provided, however, that the liquidator may establish one or more cash escrow funds (in such amounts and for such terms as the liquidator may reasonably determine) for the payment of contingent liabilities.

(c)           Distribution of Assets.  All remaining assets of the Company shall be distributed to the Members as follows:

(i)           the liquidator may sell any or all Company assets, including to the Members, and any resulting gain or loss from each sale shall, subject to Section 11.2(d), be computed and allocated to the Capital Accounts of Members in accordance with the provisions of Section 5.3, Section 5.4 and Section 5.5;

(ii)           with respect to all Company assets that have not been sold, the Fair Market Value of those assets shall be determined and the Capital Accounts of Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in those assets that has not been reflected in the Capital Accounts previously would be allocated among Members if there were a taxable disposition of those assets for the Fair Market Value of those assets on the date of distribution; and

(iii)           the assets of the Company (including cash) shall be distributed as follows:

(A)           First, to the Members in proportion to their respective unreturned Capital Contributions until each Member has been distributed pursuant to this clause (A) an amount equal to such Member’s unreturned Capital Contribution; and

(B)           Thereafter, to the Members in accordance with the distribution mechanics in Section 5.1.

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 11.2.  The distribution of cash and/or property to a Member in accordance with the provisions of this Section 11.2 constitutes a complete return to the Member of its Capital Contributions and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act.  To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

(d)           Final Capital Account Balances.  The Members intend that the allocations provided under Section 5.3, Section 5.4 and Section 5.5 will result in final Capital Account balances for each Member equal to the liquidating distributions pursuant to Section 11.2(c)(iii) to be made to such Member.  If the allocations otherwise made under Section 5.3, Section 5.4 and Section 5.5 would fail to produce such final Capital Account balances, the Managing Member shall cause the allocations made under Section 5.3 to be made in a manner that achieves the foregoing intent as close as possible.

Section 11.3Deficit Capital Accounts.

No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

Section 11.4Certificate of Cancellation.

On completion of the distribution of Company assets as provided herein, the Managing Member (or any Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware and take such other actions as may be necessary to terminate the existence of the Company.  Upon the effectiveness of the Certificate of Cancellation, the existence of the Company shall cease, except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 12
GENERAL PROVISIONS

Section 12.1Books.

To the extent required by the Act, the Company shall maintain or cause to be maintained complete and accurate records and books of account of the Company’s affairs at the principal office of the Company.

Section 12.2Offset.

Whenever the Company is to pay any sum to any Member, any amounts that such Member, in its capacity as a Member, owes the Company may be deducted from that sum before payment, after written notice to the Member describing the nature of the offset and the amount to be offset.

Section 12.3Notices.

Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile, or similar transmission; and a notice, request or consent given under this Agreement is effective on receipt by the Person to receive it.  Notices given by telecopy shall be deemed to have been received on the day on which the sender receives answer back confirmation if such confirmation is received before or during normal business hours of any Business Day or on the next Business Day after the sender receives answer back confirmation if such confirmation is received (1) after normal business hours on any Business Day or (2) on any day other than a Business Day.  All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Schedule 1 or such other address as that Member may specify by notice to the other Members.  Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 12.4Entire Agreement; Supersedure.

This Agreement and any other agreements expressly mentioned herein constitute the entire agreement of the Members, and their respective Affiliates relating to the Company and supersede all prior contracts or agreements with respect to the Company, whether oral or written, including the Initial Agreement and the Pembrook Agreement.

Section 12.5Effect of Waiver or Consent.

A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Section 12.6Amendment or Restatement.

Except as expressly set forth herein, this Agreement may be amended or restated, and any provision of this Agreement may be waived, only by a written instrument adopted, executed and agreed to by the Company (upon Managing Member approval) and a Majority in Interest (without limiting the foregoing, the Members hereby agree that they will be bound by any such amendment or waiver that by its terms is binding upon all of the Members); provided, however, that v) (i) any amendment to or waiver of this Agreement that would obligate a Member to make a Capital Contribution to the Company (other than as provided by the terms of this Agreement in effect as of the Effective Date) shall be effective only with the consent of such Member, and (ii) any amendment to or waiver of this Agreement that would cause a Member to have personal liability for Company obligations shall be effective only with the consent of such Member, and vi) the Managing Member may amend Schedule 1 without the consent of any Member to reflect new Members admitted in accordance with this Agreement, changes to the number of outstanding Units held by any Member in accordance with this Agreement, and changes to the notice addresses and other similar relevant information.  The Certificate may be amended or restated only with the approval of the Managing Member; provided, however, that no such amendment or restatement of the Certificate may effect any change described in this Section 12.6 without the consent of the Member or Members whose consent would be required under this Section 12.6 if such change were being effected through an amendment or restatement of this Agreement.  No merger or consolidation of the Company with another Entity may effect any change described in this Section 12.6 without the consent of the Member or Members whose consent would be required under this Section 12.6 if such change were being effected other than in connection with such merger or consolidation.

Section 12.7Binding Effect.

This Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors, and permitted assigns.

Section 12.8Governing Law; Submission to Jurisdiction.

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.  ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY COURT OF APPROPRIATE JURISDICTION IN AUSTIN, TEXAS, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN ANY SUCH DISPUTE.  THE COMPANY AND THE MEMBERS WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  THE COMPANY AND THE MEMBERS AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE COMPANY AND THE MEMBERS TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED BY A COURT OF COMPETENT JURISDICTION SITTING WITHOUT A JURY.

Section 12.9Severability.

If a direct conflict between the provisions of this Agreement and vii) any provision of the Certificate or viii) any mandatory, non-waivable provision of the Act, such provision of the Certificate or the Act shall control.  If any provision of the Act provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members or Managing Members of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.  If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall be enforced to the greatest extent permitted by Law.

Section 12.10Further Assurances.

In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 12.11Waiver of Certain Rights.

Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

Section 12.12Directly or Indirectly.

Where any provision of this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person.  Each Member shall cause any Affiliate of such Member for which such Member’s Membership Interest in the Company constitutes a significant portion such Affiliate’s direct and indirect total assets to comply with the provisions of this Agreement.

Section 12.13Counterparts.

This Agreement may be executed in any number of counterparts, including facsimile and scanned counterparts, with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

Section 12.14No Third Party Beneficiaries.

The provisions of this Agreement are for the exclusive benefit of the Members and the Company and their respective successors and permitted assigns and, solely with respect to ARTICLE 9, the indemnified Persons described therein.  Except for the foregoing, this Agreement is not intended to benefit or create rights in any other Person, including (a) any Person to whom any debts, liabilities or obligations are owed by the Company or any Member, or (b) any liquidator, trustee or creditor acting on behalf of the Company, and no such creditor or any other Person shall have any rights under this Agreement, including rights with respect to enforcing the payment of Capital Contributions.

Section 12.15Survival of Rights and Obligations.

The rights and obligations of the Members under Section 2.8, Section 8.3, ARTICLE 9, Section 12.8, Section 12.14, and this Section 12.15 shall survive any expiration, termination or cancellation of this Agreement.

Signature page follows.

IN WITNESS WHEREOF, the Company and the undersigned Members have executed this Agreement as of the Effective Date.

THE COMPANY	LAREDO ROYALTY INCENTIVE PLAN, LLC

	By:	Laredo Oil, Inc.,
its Managing Member

By:
Name: Mark See
Title: Chief Executive Officer

THE MEMBERS		LAREDO OIL, INC.

By:
Name: Mark See
Title: Chief Executive Officer

EXHIBIT A

FORM OF ADOPTION AGREEMENT

This Adoption Agreement (this “Adoption Agreement”) is executed as of [___________] pursuant to the terms of the Limited Liability Company Agreement of Laredo Royalty Incentive Plan, LLC and the Schedules and Exhibits thereto, as amended or restated from time to time, a copy of which is attached hereto (the “LLC Agreement”), by the undersigned holder of Units (the “Member”).  By the execution of this Adoption Agreement, the Member agrees as follows:

1.           Acknowledgment.  The Member acknowledges that Member is acquiring [___] Common Units, subject to the terms and conditions of the LLC Agreement.  Capitalized terms used herein without definition are defined in the LLC Agreement and are used herein with the same meanings set forth therein.

2.           Agreement.  The Member (a) agrees that the Common Units acquired by the Member shall be bound by and subject to the terms of the LLC Agreement and (b) hereby joins in, and agrees to be bound by, the LLC Agreement (including the Schedules and Exhibits thereto) with the same force and effect as if the Member was originally a party thereto.

3.           Representations, Warranties and Covenants.  The Member represents and warrants to the Company and the other Members, and covenants and agrees with the Company and the other Members as follows:

(a)	Organization; Existence. Member, if the Member is an Entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.

(b)
Power and Authority.  Member has full power and authority to execute and deliver this Adoption Agreement and the other Investment Documents to which it is a party and to perform its obligations hereunder and thereunder, and the execution and delivery by Member of this Adoption Agreement and the other Investment Documents to which it is a party, and the performance of all obligations hereunder and thereunder have been duly authorized by all necessary action.

(c)
Execution; Enforceability.  This Adoption Agreement and each other Investment Document to which Member is a party has been duly and validly executed and delivered by Member and, assuming due execution and delivery of this Adoption Agreement and each other Investment Document to which Member is a party by the other parties hereto and thereto, constitutes the binding obligation of Member enforceable against Member in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally, and by principles of equity.

(d)
No Conflicts.  The execution, delivery, and performance by Member of this Adoption Agreement and the other Investment Documents to which Member is a party will not, with or without the giving of notice or the lapse of time, or both, (1) violate any provision of Law to which Member is subject, (2) violate any order, judgment, or decree applicable to Member or (3) conflict with, or result in a breach or default under, any term or condition of its certificate of incorporation or bylaws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement, or trust agreement, as applicable, or any material agreement or instrument to which Member is a party.  No consent, approval, authorization or order of any court or governmental agency or authority or of any third party which has not been obtained is required in connection with the execution, delivery and performance by Member of this Adoption Agreement or any of the other Investment Document to which it is a party.

(e)
Investment Matters.  Member is acquiring Units in the Company for its own account, for investment purposes, and not with a view to or in connection with the resale or other distribution of such Units.  Member understands and agrees that the Units have not been registered under the Securities Act and are “restricted securities.”  Member has knowledge of finance, securities and investments generally, experience and skill in investments based on actual participation, and has the ability to bear the economic risks of Member’s investment in the Company.

(f)
Units Subject to Agreements.  Member understands that the Units acquired by it shall, upon issuance by the Company, without any further action on the part of the Company or such Person, be subject to the terms, conditions and restrictions contained in the LLC Agreement and, with respect to any Common Units held thereby, the Restricted Common Unit Agreements governing such Common Units, including in each case all amendments, modifications and restatements thereof as are made in accordance with such agreement.

(g)
No Brokers.  Neither Member nor any of its Affiliates has employed or retained any broker, agent or finder in connection with this Agreement or the transactions contemplated herein, or paid or agreed to pay any brokerage fee, finder’s fee, commission or similar payment to any Person on account of this Adoption Agreement or the other Investment Documents to which Member is a party or the transactions provided for herein or therein which fee, commission or payment will constitute an obligation payable by the Company or any other Member; and Member shall indemnify and hold harmless the Company and the other Members from any costs, including attorneys’ fees, and liability arising from the claim of any broker, agent or finder employed or retained by Member in connection with the Company or this Adoption Agreement or the other Investment Documents to which Member is a party.

(h)
Survival of Representations and Warranties.  All representations and warranties made by Member in this Adoption Agreement shall be considered to have been relied upon by the other parties hereto and to the other Investment Documents to which Member is a party and shall survive the execution and delivery of this Adoption Agreement regardless of any investigation made by or on behalf of any such party.

4.           Notice.  Any notice required by the LLC Agreement shall be given to Member at the address listed below Member’s signature on the signature page hereto.

5.           Joinder.  The spouse of the undersigned Member, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interests, and to bind such spouse’s community interest, if any, in the Common Units to the terms of the LLC Agreement.  If the undersigned Member delivers this signature page to the Company without the signature of his or her spouse below, then he or she hereby represents to the Company and the other Members that he or she has no spouse.

Signature page follows.

MEMBER:

By:

Information for Notices:

Spousal Agreement

The undersigned, being the spouse of [____________________], a holder of Membership Interests in and a Member of the Company, agrees to be bound by the provisions of this Agreement (including the Exhibits and Schedules hereto), as amended or restated from time to time, to the extent applicable to the undersigned, including any provisions applicable to a Member’s spouse or former spouse or the interest of a Member’s spouse or former spouse in any Membership Interest.

Signature of spouse:
Printed name of spouse:

EXHIBIT B

FORM OF RESTRICTED COMMON UNIT AGREEMENT

See attached.

 B-1